EXHIBIT 10.7

EMPLOYMENT AGREEMENT

1.

This agreement, (hereinafter referred to as “Agreement”) is between GelTech Solutions, Inc. (hereinafter referred to as the “Company”) and David A Rosenfeld (the “Employee).

2.

This Agreement is effective as of August 28, 2007 and shall continue to be effective for ninety (90) days, unless otherwise agreed by the Employee and the Company.

3.

A base salary of $4,062.50 per month will be paid to the Employee to provide CFO services to the Company on a part-time basis.  Additionally, the Company will grant to Employee 40,000 options five-year non-qualified options under the 2007 Equity Incentive Plan, vesting 90 days after the effective date of this Agreement, with an exercise price of $0.66 per share.  The option grant shall be subject to the approval of the Company’s Board of Directors and execution of the Company’s standard Stock Option Agreement.

4.

The title of the Employee will be Chief Financial Officer.

5.

Employee will be reimbursed for mileage at $0.485 per mile, plus actual tolls, from Orlando, FL to Jupiter, FL and return, if Employee commutes to the Company location using his vehicle.

6.

The Company will provide hotel accommodations (or other suitable temporary living quarters) and meals when the Employee is in Jupiter, FL providing services to the Company.

7.

The Company will pay the Employee consistent with the timing and method of paying other members of management.  Appropriate federal taxes will be withheld from payments made to Employee.

8.

Employee’s salary in the first and last month of employment will be prorated if the employee works less than four weeks in such months.

9.

The Company acknowledges that the Employee works under the exclusive legal authority and management of the Company and not Nperspective, LLC.

10.

The Company agrees to indemnify Employee in his duties as an Employee and Chief Financial Officer to the extent permitted by governing law.  The Company shall pay for or reimburse the reasonable expenses incurred by Employee if he is party to any proceeding arising out of his being an Employee or the Chief Financial Officer of the Company, as long as the Employee acted in good faith and with reasonable care in carrying out his duties as an Employee and as Chief Financial Officer.

11.

The Employee agrees that any proprietary information gained while engaged/employed will only be used to further the mission of the Company.  Hence, such information will otherwise be kept in strict confidence both during and after employment with the Company.

I have read and understood the scope of services and fees described in this Agreement.  I hereby agree to the terms of this Agreement with respect to David A Rosenfeld.

/s/ Michael Cordani	8-28-07	/s/ David A. Rosenfeld	8/28/07
Michael Cordani	Date	David A. Rosenfeld	Date
CEO & Chairman
GelTech Solutions, Inc.